EXHIBIT 23.3

Mega Ace Consultancy [India] Pvt. Ltd.

CONSENT OF MEGA ACE CONSULTANCY

We consent to the use in this Registration Statement on Form S-1 of India Global Capitalization, Inc. of references to information we prepared relating to the economic conditions in India after 1991, and to the reference to our Firm under the caption “Experts” in the Prospectus of India Global Capitalization, Inc..

/s/.D. K. Battia

Dr. D. K. Battia
Director (Research)
Mega Ace Consultancy

Mumbai, India
July 5, 2005